UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934


Date of report (Date of earliest event reported):  April 7, 2005
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      South Dakota State Medical Holding Company, Incorporated
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         (Exact Name of Registrant as Specified in Charter)


       South Dakota                  0-23430                 46-0401087
       ------------                  -------                 ----------
(State or Other Jurisdiction        (Commission	            (IRS Employer
of Incorporation)                    File Number)           Identification No.)


            1323 South Minnesota Avenue, Sioux Falls, SD  57105
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        (Address of Principal Executive Offices, Including Zip Code)


Registrant's telephone number, including area code:        (605) 334-4000
                                                           --------------

                                     N/A
             -----------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

     __ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     __ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     __ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     __ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



Item 8.01	Other Events.

On April 7, 2005, the Board of Directors (the "Board") of South Dakota State Medical Company, Incorporated (the "Company") approved a going private transaction in which the Company will (i) effect a 1-1000 reverse stock split of its Class C Non-Voting Common Stock, par value $0.01 per share ("Common Stock"), and (ii) redeem all of the issued and outstanding shares of its Class A Voting Preferred Stock, par value $10 per share ("Class A Stock").
Completion of the reverse stock split of the Common Stock and the redemption of the Class A Stock will result in the Company having less than 300 holders of each of its Common Stock and Class A Stock, enabling it to elect to terminate the registration of its Common Stock and Class A Stock pursuant to the Securities Exchange Act of 1934.

Under the terms of the proposed reverse stock split, holders of Common Stock will receive one whole share of Common Stock for each 1,000 shares of Common Stock held immediately prior to the effective time of the reverse stock split. In lieu of issuing fractional shares following the reverse stock split, holders of Common Stock that would otherwise hold fractional shares after giving effect to the reverse stock split will receive cash equal to $18.00 per pre-split share of Common Stock that would otherwise be converted into a fractional share. Holders of Common Stock that would otherwise hold only a fractional share after giving effect to the reverse stock split will only receive cash and will no longer be shareholders of the Company. The Board received an oral fairness opinion from an independent investment bank as to the cash consideration to be paid to the holders of Common Stock for their fractional shares. The Board's approval of the reverse stock split is subject to the receipt from the investment bank of a written opinion that affirms their oral opinion. Under South Dakota law, the proposed reverse stock split is not subject to the approval of the shareholders of the Company and no vote of the shareholders will be taken in connection with the transaction. Completion of the proposed reverse stock split is subject to the fulfillment of all of the filing requirements of the Securities and Exchange Commission. Additional details regarding the proposed reverse stock split of the Common Stock can be found in the Company's Schedule 13E-3, which will be filed with the Securities and Exchange Commission as soon as practicable. The Company will also furnish information concerning the proposed reverse stock split to holders of Common Stock at a later date. It is anticipated that the proposed reverse stock split will close in the third quarter of 2005, at which time the Company will terminate the registration of the Common Stock under the Securities Exchange Act of 1934.

In connection with the redemption of the Class A Stock, and pursuant to the terms of the Class A Stock as set forth in the Company's Amended and Restated Articles of Incorporation, the Company will pay a redemption price of $10.00 per share of Class A Stock (the "Redemption Price") on the redemption date of June 16, 2005 (the "Redemption Date") to holders of the Class A Stock as of the close of business on May 10, 2005 (the "Record Date"). A redemption notice will be mailed on May 17, 2005, to all holders of record of Class A Stock as of the Record Date. After the Redemption Date, the holders of the Class A Stock will no longer be shareholders of the Company, the rights of the holders of the Class A Stock will be limited to the right to receive the Redemption Price and the Class A Stock will not be deemed to be outstanding for any purpose. It is anticipated that the Company will terminate the registration of the Class A Stock under the Securities Exchange Act of 1934 as soon as practicable following the Redemption Date.


The Company is engaging in the going private transaction for a number of reasons, including to reduce the corporate costs associated with being a "reporting company" under the Securities Exchange Act and to provide liquidity to certain holders of Common Stock. After serious consideration of a variety of issues, the Board has concluded that the direct expenses (which include, among other things, increased audit fees, legal fees, transfer agent fees, director and officer liability insurance premiums, postage and printing costs and other administrative expenses, as well as the significant compliance costs associated with the Sarbanes-Oxley Act of 2002) and the indirect costs (in the form of management time associated with the Securities Exchange Act's reporting requirements) outweigh the potential advantages of being a reporting company. Other factors considered as part of this decision included (i) the fact that the Company does not receive the benefits normally presumed to result from being a publicly traded company (such as the development or existence of a trading market for, and liquidity of, its capital stock, use of a trading market as a source for capital raising, the ability to use capital stock as currency for acquisitions, use of capital stock to attract, retain and incentivize our employees and enhanced corporate image), resulting, in part, from the restrictions on the ownership and transfer of the Common Stock and Class A Stock; and (ii) the fact that a going private transaction will enable the Company to control the dissemination of certain business information, which is currently disclosed in its periodic reports and made available to its competitors and other interested parties, potentially to the detriment of the Company.





SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


SOUTH DAKOTA STATE MEDICAL
HOLDING COMPANY, INCORPORATED


Date: April 12, 2005
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by /s/ Kirk J. Zimmer
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Kirk J. Zimmer
Senior Vice President and Chief Operating Officer
(Duly Authorized Officer)


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